Exhibit 10.24

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SOFTWARE AND HOSTING SERVICES AGREEMENT

This Software and Hosting Services Agreement (“Agreement”) is by and between FVA VENTURES INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big Beaver Rd. Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, a Delaware LLC, (“Vendor”) having its principal place of business at 3520 N. University Ave, Suite 300, Provo, Utah 84604. This document will constitute a binding contract that will be enforceable by either Party in accordance with its terms and conditions.

1. Definitions.

a. “Party” shall mean either Client or Vendor, and “Parties” shall mean both.

b. “Subscribers” shall mean current and future distributors and customers in Client’s organization who register to use Client’s customized software solution developed for this Program, known as “Vi-Net”. There are both paying subscribers and non-paying guest subscribers.

c. “Vi-Net” is an integrated web software application targeting Client’s distributors and customers, enabling them to utilize the Program to assist them with their business and providing, among other things, personal web pages, calendar scheduling, email, marketing & communication tools, training modules, and customized features as requested.

d. “Program” shall mean Client’s software solution, as defined within this Agreement, and related exhibits and work orders. The Program includes Vendor’s web hosting services for the Program, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites (“Subscriber Websites”) and included business tools as described herein.

e. “Scope” shall mean the Program description document and work order attached hereto as Exhibit A.

f. “Launch” shall mean the official ‘live’ release of the Program updates to Client’s members for subscription and use at the agreed upon time(s).

2. Licensing. Upon execution of this Agreement, Client is granted a non-exclusive license to market and distribute the Program described herein to its member distributors and customers for subscription and use for the term of this Agreement.

3. Development Services. The Program had its initial launch (Phase 1) prior to this Agreement. Vendor agrees to complete the work outlined in Exhibit A (Scope of Features). Any additional development beyond the initial Scope of Features shall be pre-approved and agreed to in writing by both Client and Vendor, and will take place within the time frames specified in the agreement and according to development rates contained in Exhibit B. The Parties agree that Vendor will do most or all of the future custom development (after completion of Exhibit A Scope of Features) throughout the duration of this agreement. However, if Client desires to do any of the future custom development in-house or through a third party, then Client will first consult with Vendor to obtain Vendor’s approval which will not be unreasonably withheld. Furthermore, Vendor will not be responsible for any crashes, bugs, or other problems caused by work done by Client or any third party, and any delays, fixes, repairs, additional support, or other work that Vendor is required to do as a result of work done by Client or any third party shall be billed to Client at the rates agreed to in Exhibit B.

4. Schedule of Deliverables. Vendor and Client agree to the following schedule:

a. Vendor will complete the Program ready for Launch, according to the Schedule described in Exhibit A, as discussed and agreed to by both Parties.

b. Vendor will make such reasonable or necessary modifications to the software as agreed upon by both Parties to achieve the Program as described in Exhibit A. Vendor reserves the right to make any functional changes or additions as part of future upgrade releases to the base software, to be released at Vendor’s discretion, unless otherwise agreed to by both Parties. Client will receive at no cost to Client, all upgrades delivered by Vendor on Client’s Vi-Net platform. Furthermore, Client can at any time in the next 5 years migrate to Vendor’s then current platform (currently Unity) with no licensing fees ever (except fees outlined in Exhibit D), but Client shall pay Vendor for the costs of the migration and all custom development associated with the migration. Moreover, Client shall be entitled to all upgrades to Vendor’s platform with no licensing fees. Additionally, if Vendor creates new applications and features on Vendor’s platform (so long as there are no exclusivity provisions associated with those applications or features by contract with another client), and Client wants those new applications or features, then Client shall receive them with no licensing or purchase costs, and shall only have to pay Vendor’s custom development costs to implement those applications or features in Client’s system.

c. The Program already launched initially in October, 2008. The additional features listed in Exhibit A will be completed according to the time frames outlined in this Agreement and the Exhibits. However, Client agrees to provide all deliverables necessary for Vendor to meet its time frames at least thirty days in advance of Vendor deadlines and time frames. If Client fails to provide the deliverables timely, then the deadlines and time frames will be pushed back accordingly.

5. Modifications & New Custom Development. Vendor agrees to use commercially reasonable efforts to make and implement modifications to the Program software in a timely manner after receipt of reasonable written requests from Client. Because of the unique relationship between Vendor and Client, Vendor will give Client a higher priority, and will use all commercially reasonable efforts to meet Client’s scheduling and critical time frames. The Parties agree that Vendor will have the right to sell or license the Program and all modifications, upgrades, and custom developments to any other party, including direct competitors of Client. This right does not extend to any features which Client themselves have licensed from H2 Wellness.

6. Hosting. For the term of this Agreement, Vendor agrees to host and maintain Subscriber websites on Vendor’s web server(s) onsite, or offsite through third party hosting, as outlined in this Agreement. Vendor will take all reasonable precautions to implement data backup services on the data stored in the Subscriber websites. However, Vendor is specifically not responsible for unintentional damages or loss, either incidental or direct, caused by a loss of Subscriber or Client information. Vendor agrees to monitor Subscriber websites and make sites available to Internet users according to the Service Level Agreement set forth in Exhibit C.

7. Reporting. Vendor shall provide Client with summary user reports once per month. The report shall include the total number of active Subscribers, and other pertinent and required information reasonably requested by Client. Client shall provide report to Vendor with total number of paid Subscribers once per month. Client shall have direct access to all tracking data of site usage through reporting software (i.e. Google Urchin), but this custom development will be billed to Client at the rates agreed to in Exhibit B as this is outside of the agreed upon Scope of Features in Exhibit A, but the fees will not exceed $1,500.00.

8. Technical Support for Subscribers. Client will continue to handle all subscriber phone calls until otherwise agreed to by the Parties. Client will designate one or more individuals who will interface with Vendor to address and resolve any subscriber related issues that Client needs Vendor assistance with. Vendor will use all commercially reasonable means to resolve subscriber related issues as outlined in this Agreement.

9. Domain Names. Client shall acquire and maintain available the following Internet Protocol address and corresponding domain names: www.myvi.net; www.myvinet.com; and www.myvisalus.com. Vendor shall execute the actions necessary to establish the address of each Subscriber’s website, or to delete a Subscriber’s address in the event the Subscriber’s relationship is terminated or website canceled in accordance with Client policies, rules, and regulations related to the Program.

10. Restrictions. Vendor may process additional domain names attached to individual Subscriber websites, as requested by Subscriber, according to established fees to be charged directly to the Subscriber.

11. Fees, Subscriber Charges & Billing. It is agreed that Client shall be responsible for the payment processing and collection of Subscriber payments each month and will disburse Vendor’s portion of the Net Collected Revenue according to the terms of this Agreement.

a. Development Fees. Vendor agrees to deliver the Program as described in Exhibit A in consideration of the Development Fees described in Exhibit D. Any additional customization, changes, or new features requested by Client outside of Exhibit A shall be bid on a per project basis and billed at the rates described in Exhibit B. Invoices for custom development and other modifications will be emailed to Client upon completion of the development, due net 15 days from receipt. If such payment has not been received within net 30 days of Client receiving the invoice, Client’s Program may be suspended until full payment has been received by Vendor. Upon non-payment by Client beyond 45 days of any fees due to Vendor, Vendor may, at its discretion and without delay, upon immediate notice to Client, disconnect and otherwise cause to be inaccessible the Client’s Program and all Subscriber websites. In such event, Client indemnifies Vendor for any costs or expenses that Client may incur, from Subscribers or otherwise, as a result of such disconnection. Nevertheless, because of Vendor’s relationship with Client, all reasonable means will be taken to resolve any payment issues or disputes before disconnection or disruption of Client’s Program or Subscriber services.

b. Monthly Fees to Subscribers. Client shall determine the monthly fee to charge Subscribers for the Program, set forth in Exhibit A.

c. Revenues. Client will pay Vendor in accordance with Exhibit D. To determine this amount, Client will deliver to Vendor a report of the previous month’s paid subscriber activity, showing all paid subscribers by type for the month by the 10th day of each month. The fees and charges set forth in this Agreement are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written agreement of both Parties.

d. A minimum monthly fee for the license, service, and maintenance costs (“Minimum Monthly Fee”) shall be due to the Vendor from Client, and shall be effective immediately and paid to Vendor by Client as described in Exhibit D.

e. Vendor agrees to provide the Program software and related hosting services as set forth in this Agreement to all Subscribers who sign up for Client’s Program.

f. Vendor shall be allowed to terminate the service to a particular Subscriber for non-payment of fees, for non-compliance, with any applicable rules, regulations or agreements regarding the use of the site or with applicable laws or regulations, or to exercise other remedies allowed at law or in equity. Vendor will notify Client of any such instance including the name of Subscriber and reason for termination.

g. Upon written request from Client and reasonable prior notice, Vendor shall agree to provide no less than one Vendor employee or consultant for assistance at any event requiring Vendor personnel (convention, training, meeting, etc.) for training and promotional purposes. Client shall be responsible for travel and lodging expenses related to all Vendor personnel requested by Client to attend these events.

12. Ownership and Rights.

a. Vendor recognizes that aspects of the Program provided by Client to Vendor may be copyrighted, patented, or trademarked by Client and considered proprietary intellectual property of Client, including, but not limited to, Client’s trade dress, text, logos and other materials, or other related or similar rights, including, without limitation, the ViSalus tradename, trademarks, and logos, and the Vi-Net tradename, trademarks, logos, and website content (“Client Materials”), which shall remain the property of Client to the fullest extent possible. Client hereby grants to Vendor a non-exclusive, non-transferable license to use all such protected and proprietary Client Materials solely for the purpose of performing its duties under this Agreement.

b. Vendor owns and retains all ownership and proprietary rights relating to its programming architecture, including, but not limited to, HTML code, program code, graphical code, design, technique, etc., (collectively “Vendor Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any of Vendor’s source codes, programming documentation, or trade secrets except as provided in the termination clause and/or Service Level Agreement attached hereto as Exhibit C. During the term of this Agreement, Vendor grants to Client, its successors and assignees, a non-exclusive license to use Vendor Materials in connection with the use and maintenance of the Client’s Program and Subscriber websites, consistent with the terms of this Agreement.

c. Vendor will not provide, sell or license any Client Materials, including website content, to any third party without Client’s written authorization. Client retains full and exclusive ownership of all Client’s content.

d. Assignment. Either Party may assign this Agreement to another person or entity subject to the following: (1) The Parties must agree in writing to the Assignment, which agreement shall not unreasonably be withheld; (2) The assignee must agree in writing to be bound by all provisions of this Agreement for the assignment to be valid; (3) Neither party is relieved of any obligations or liabilities under this Agreement by assigning its interests, meaning that if the assignee defaults or breaches the Agreement, then the Assignor Party will still be responsible and liable for all breaches, payments & damages caused by the assignee; (4) No assignment may be made by Client that would materially breach key provisions of this Agreement, including paragraph 13, without the express written consent of Vendor.

13. Confidentiality, Non-Disclosure, and Non-Compete.

a. Confidentiality. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client shall not permit third parties to have access to any confidential or proprietary information of Vendor, including Vendor Materials, without first obtaining Vendor’s written authorization, which authorization shall not be unreasonably withheld but may be conditioned upon such third party’s execution and delivery of a confidentiality agreement acceptable to Vendor. In addition, Client shall take appropriate steps, including having employees & distributors & vendors or contractors sign confidentiality agreements incorporating the terms of this Agreement, to ensure that its employees and/or independent contractors who have access to Vendor’s confidential information safeguard such information and do not disclose it to third parties without first receiving written authorization from Vendor as provided herein.

b. In the event that either Party has access to, or obtains in any way, confidential and proprietary information that relates to the other Party’s business, including, without limitation, information relating to clients and customers, sales, subscribers, subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business (“Confidential Information”), the Parties agree to preserve and protect all Confidential Information and not disclose any Confidential Information to any third party person or entity without the prior written consent of the other Party, both during the term of this Agreement and subsequent to the termination of this Agreement; provided however, that any Party hereto may disclose to any other party any information already publicly known, discovered or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Both Parties shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Section. Both Parties shall be fully responsible for all damages stemming from a breach of this duty.

c. Non-Compete. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client agrees not to develop or create any program of its own that is comparable in functionality or would compete with Vendor’s Program in any way. Client shall not directly, or through third person(s) or entity(s), attempt to develop, engineer, reverse engineer, create or re-create, any product or service that is comparable in functionality or concept with Vendor’s Products as outlined in this agreement. Client shall not decompile, disassemble, or reverse engineer Vendor Materials or attempt to discover source code or other information concerning the Vendor Materials including, without limitation, its design. Client will not create any derivative work, program or product based on, or derived from Licensed Software, or use any information learned from Licensed Software to create any other program or product. Client will not allow, encourage, facilitate, or assist any third party to do anything Client would be precluded from doing under this provision. This paragraph is subject to the provisions in 15(f).

d. Exclusive Provider. During the term of this Agreement, Client agrees that it shall exercise its best efforts to promote the Program to encourage all of its distributors to become Subscribers. Client agrees to make Vendor’s Program the exclusive Program and not to allow its distributors to use any other similar or competing Program.

14. Indemnification.

a. Each Party hereto shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable attorney’s fees, to the extent that it is based upon a claim that arises out of the gross negligence or willful misconduct of the indemnifying Party.

b. In claiming any indemnification hereunder, the Party claiming indemnification (the “Claimant”) shall: (1) provide the other Party (the “Indemnifying Party”) with prompt written notice of any claim that the Claimant believes calls for indemnification under this Agreement; (2) grant the Indemnifying Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Claimant of any amount without the Claimant’s consent, and (3) provide the Indemnifying Party with the assistance, information and authority necessary to perform the above. The Claimant may, at its option and expense, be represented by separate counsel in any such action.

15. Term of Agreement and Termination. The term of this Agreement shall be for three years beginning October 1, 2008 through September 30, 2011. Thereafter, this Agreement shall be automatically renewed for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term. Such term is subject to prior termination as provided below.

a. Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or causes the other Party substantial harm is a material breach. Furthermore, any breach of the confidentiality, non-disclosure, or non-competition provisions of Paragraph 13 by either Party, or failure to make payments as outlined in Paragraph 11, shall be considered material breaches. Furthermore, any conduct or negligence that adversely affects the business or good name of the other Party will be considered a material breach, unless the offending Party immediately ceases such activity and cures any damage resulting from such conduct or negligence within 30 days of written notice from the damaged Party.

b. Early Termination for Cause.

1. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, citing in reasonable detail the nature of the Breach. If the offending Party agrees that they materially breached one or more provisions of this Agreement, then the offending Party shall then have thirty days to remedy such breach. If at the end of such thirty day period, the breach has not been remedied, the Agreement may be terminated by the non-offending Party. However, if the Party accused of the material breach denies the breach in writing, or denies that it was material, and produces reasonable evidence to support the denial, then the offending Party may not terminate the Agreement, but must utilize the dispute resolution provisions in Paragraph 17.

2. In the event that either Party admittedly commits or is determined by the provisions of Paragraph 17 to have committed three or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon thirty days written notice.

3. In the event that Vendor breaches its servicing responsibilities as outlined in Exhibit C and elsewhere in this Agreement, and after satisfying the provisions of subparagraphs 15(b)1 & 2 and prevailing, then Client shall be entitled to receive a copy of the source code and user data for the Program from the Escrow Agent. The Parties agree to use Pattie Christensen as the Escrow Agent. Pattie is an attorney at law, located at 9586 South 700 East, Sandy, UT 84070, 801-878-7872. The Parties have attached a copy of a fully executed power of attorney allowing Pattie to obtain a complete copy of all Client user data and a complete copy of the source code for the Program when the provisions of sections 15a and 15b of this Agreement have been accomplished, and to immediately turn over the data and source code to Client according to the terms of this Agreement. The Client user data and Program source code are residing on servers currently being leased from a third party vendor, Rackspace Hosting, located at P.O. Box 730759, Dallas, TX 75373-0759; 1-800-961-4454. The Parties hereby agree to authorize Pattie Christensen to obtain a complete copy of all Client user data and the source code from Rackspace Hosting (or any other vendor hosting Client user data or source code) at her discretion as the Escrow Agent as authorized herein and in accordance with the terms of this Agreement.

c. Termination for Bankruptcy. Subject to applicable law, this Agreement may be terminated by either Party upon written notice (i) upon the other Party’s making an assignment for the benefit of creditors, or (ii) upon the other Party’s dissolution or ceasing to do business. In the event the Vendor seeks or declares bankruptcy protection, the Client has the right, upon written request, to receive a copy of the source code for the Program from the Escrow Agent. Notwithstanding the above, so long as Vendor does not breach any other provision or terms of the contract, and continues to perform while in Bankruptcy, then the contract will continue uninterrupted, and Client will not receive a copy of the source code.

d. Termination Upon Mutual Consent. This Agreement may also be terminated at any time upon the mutual written consent of both Parties.

e. Duties Upon Termination. Upon termination of this Agreement, the following shall apply: Vendor shall retain all proprietary technology and services provided to Client, and shall render inoperable all Client Subscriber websites and Program software after allowing for a commercially reasonable and orderly transition by Client. Each Party shall return or destroy all originals and copies of any Confidential Information of the other Party regarding this project.

f. Notwithstanding any other provision of this Agreement, if Client receives a copy of the source code through the provisions of this Agreement, Client shall have the right to create object code and derivative works from the source code for the purposes of maintaining its Vi-Net service and providing service to itself and its subscribers, including providing the Program and any derivative works to the other software developers and hosting service providers of its choice for such purposes. However, Client will limit its use and development of Vi-Net to ViSalus and will not sell the Program or compete with Vendor in the MLM or Direct Sales markets for a period of two years after termination of this Agreement.

g. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result from acts of nature, riots, war, acts of public enemies, fires, epidemics, or any other causes beyond its reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a substantial delay in the performance of this Agreement. Either Party may, in its discretion, terminate this Agreement if a delay in performance by the other Party exceeds or is reasonably expected to exceed six months.

h. Waiver. The waiver by either party of any default, breach or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

16. Limitation of Warranties, Liabilities & Risks.

a. LIMITATION OF WARRANTIES. VENDOR MAKES NO WARRANTY, REPRESENTATION OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. VENDOR DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. VENDOR DOES NOT WARRANT THAT THE PROVIDED SOFTWARE OR SERVICE IS WITHOUT DEFECT OR ERROR OR THAT THE OPERATION OF LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

b. LIMITATION ON LIABILITY. VENDOR’S AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED SOFTWARE, OR MAINTENANCE, SUPPORT OR OTHER SERVICE (REGARDLESS OF THE FORM OF ACTION OR CLAIM - E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE) WILL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE TOTAL OF THE INITIAL FEE AND ALL LICENSE FEES RECEIVED BY VENDOR FROM LICENSEE UNDER THIS AGREEMENT. VENDOR WILL NOT IN ANY CASE BE LIABLE FOR ANY

SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. VENDOR IS NOT RESPONSIBLE FOR LOST PROFITS OR REVENUE, LOSS OF USE OF LICENSED SOFTWARE OR OTHER PROGRAMS, LOSS OF DATA, COSTS OF RE-CREATING LOST DATA, THE COST OF ANY SUBSTITUTE EQUIPMENT OR PROGRAM, OR CLAIMS BY ANY PARTY OTHER THAN CLIENT, EXCEPT AS PROVIDED IN SECTION 14 HEREOF WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS.

c. Allocation of Risk. This Agreement defines a mutually agreed-upon allocation of risk and the amounts payable to Vendor reflect such allocation of risk.

17. Disputes

a. Arbitration. Any and all disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any breach thereof, which cannot be settled through correspondence and mutual consultation of the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date of this Agreement, by the arbitrators selected in accordance with this Agreement.

b. Selection of Arbitrators. One arbitrator shall be appointed by the American Arbitration Association.

c. Location. Arbitration proceedings shall be held in Los Angeles, CA, unless the parties mutually agree to a different location. The arbitrators shall allow the Parties sufficient time to conduct discovery. Discovery shall be in accordance with the Federal Rules of Evidence and discovery disputes shall be resolved by the arbitrators. The date(s) of the arbitration proceeding shall be mutually agreed upon by the Parties, but if no agreement can be had, then by the arbitrators. The decision of the arbitrator(s) on all discovery and issues before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration and all matters related thereto. Judgment upon the award or decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award/decision and order of enforcement thereof, as the case may be.

d. Governing Law. This Agreement will be governed by the laws of the state of California.

18. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing a default or breach under this Agreement. The prevailing Party in any action under this Agreement shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in enforcing this Agreement. Client acknowledges that any breach by Client of any of the provisions contained in this Agreement, and more particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to Vendor inadequately compensable in monetary damages alone. Accordingly, Client stipulates and agrees that Vendor may seek and obtain preliminary and permanent injunctive relief against the breach, or threatened breach, of said provisions without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to Vendor.

19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the other Party at the following addresses:

If to Client, to:

Visalus Sciences, Attn: John Tolmie

1607 E Big Beaver Rd., Suite 110 Troy, MI 48083

Phone (248) 526-3770; Fax (248) 524-9523

If to Vendor, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

20. Publicity. Each Party has the right to review and approve, prior to publication, the content of the other Party’s press releases or public communications relating to this Agreement, which approval shall not be unreasonably withheld or delayed. However, Vendor is permitted to include Client’s name on client lists that may be provided to other potential clients and third parties.

21. Independent Contractor. The Parties to this Agreement are independent contractors and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other, or to incur any obligation on the other’s behalf.

22. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, it shall be severed and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

24. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

25. Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original and all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement.

[Client]:

By:	Signature	/s/ John Tolmie

	Printed Name	JOHN TOLMIE

	Title	SR VP FINANCE & ADMIN

	Date	JUNE 15, 2009

[Vendor]:

By:	Signature	/s/ Scott M. Shields

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	6-15-09

EXHIBIT A

Scope of Features

Exhibit A

Scope of Features

Items	Description	Phase	Further notes	Orig Request
Behavior Drivers	PQV Volume = 0 popup to start. But popups for each type of behavior to be addressed. Emails based on behavior as well i.e. “It’s been 5 days since you have logged into Vi-Net. You have messages waiting.”	1.Feb	The specifics of this request are located in the spec doc located on Google docs.	new request
FAQs and Contact Us	Need a FAQ section and Contact Us section.	1.Feb	heavily content: need to get FAQ gen tool - CMS; red working with MI/ JV to get this done. Solution X involvement is setting up the CMS and adding links to pages.	req doc
Incorporate Autoship Customers Better	Most likely this is turning Autoship customers to permanent guests and providing them with a more clear and easy way to manage their autoship account	1.Feb	mostly content; autoship will remain guest; need to look at content design not dev. We will need to create UI for autoship customer	improvement
Marketing Center redesign	The marketing center needs to get a design that is user friendly, instructional, and graphically pleasing rather than the current version. This is one of the first pages a new rep is going to see. It is the introduction to being a rep.	1.Feb	Designs for the Marketing Center are almost complete. This is mostly changes to look and feel with minor programming updates.	req doc

Refine email and invite system	The invite system and email system needs to be more intuitive and easier to use. The system also needs instructions throughout. See Sol X system.	1.Feb	Phase 1: support for sending to groups/ recipients Phase 2: refine list uploading; make it easier. More user-friendly; import large contact lists	improvement
Signup Steps	Create a system that instructs the new user the first things they should do within the system. Custom for each user type. Phase 1 popup with text and video. Phase 2 interactive system that reminds based on actual filled out sections.	1.Feb	This is part of the behavior driving system. Solution X will not have too much work on this initiative. There will be links that point the user to various areas of the site.	new request
How to Import contacts Video (Plaxo)	Create an easier system of importing contacts ala Plaxo’s automated system.	1.Feb	series of videos; not much dev involvement	new request
H2 upgrades – fitness and training pieces	Add the H2 fitness piece. Add better instructions for the meal piece and fully document and create instructions for use of fitness section.	1.Feb	H2 has completed the new pages. Content belongs to VS; dev belongs to solution X. This will require adding the “Health” main page. This is the only top level nav page that needs to be completed by the Feb deadline.	req doc/email
add more marketing sites for monthly fee		1.Feb	Elizabeth has design for this element. Philip needs to create a product in Exigo. Sol X will implement	email
Communication to Downline	Ability for rep to communicate with entire downline	1.Feb		req doc
improve communications for Basic Rep Accounts	add inbox (communication center) to Basic Rep account so corporate communications can go to them.	1.Feb		improvement

Exigo buildout w/ test downline	Need to work with Exigo to create a test downline with known variables for testing and demo purposes.	1.Feb	tbd - based on Exigo - need to talk	new request
New marketing Site	Implement both templated marketing sites but another layout to sites specifically designed to recruit. More text based than pods.	1.Feb	These will be single signup pages designed to sign someone up for Vi-Net or gather information for sales follow up. Pages created by VS. Sol X to capture the data from the page.	req doc
add contact rep to marketing site	add rep name, profile pic and contact form to inner pages of marketing site	1.Feb		improvement
Community pages for free accounts	unlock community pages to add value for guest accounts	1.Feb	Revised list of pages will be provided for Solution X to unlock to guests.	improvement
complete invite center	build out system for importing contacts from popular email clients (like Plaxo)	1.Feb	Matt is researching additional companies that provide this service. Will require some additional Sol X programming on top of license fee.	email
Site Map and “Where do I Find ...”	We are getting numerous complaints from users that they cannot figure out where things are. We have to create a few systems that will help them find what they are looking for.	2.Mar	make CMS page; VS to manage. Solution X to provide link to page.	new request
Finish “What’s Going On” tool in dashboard	We need to complete the “what’s going on” feed with all triggers that have been requested and agreed upon.	2.Mar		req doc
Recognition with pictures	Add pictures where users have them on the recognition page. If they don’t have it then use badges.	2.Mar	recognition page is designed. Sol X needs to implement.	req doc

Help videos and text for little blue? buttons; CMS so we can edit text, should be able to link to video or flash tutorials.	A system to allow us to add a few lines of information that would be triggered by a small question mark on the header of each section within a page.	2.Mar	VS: create naming convention for areas	req doc
Footer redesign	New footer. Uniform across the site.	2.Mar		improvement
Top Level landing pages and dashboards	Redesign all top level landing pages to reflect more accurately what we are showing as the sections of the site.	2.Mar	top priority; redesign and implementation of pages creation of home page; marketing center; fusion academy center; dashboards - guest/ health; about; life; community section - finish ; get with Elizabeth and get her designing now….	req doc
Better Facebook Apps and integration	Facebook will probably kick us out for running straight ads at some point. We need to add more value to the Facebook app.	2.Mar	We will leave system as-is. Solution X to add instructions on the Facebook app showing how to use it. Red has sent instructions to Matt/Jared.	red doc
Groups- buildout	Finish the buildout of the Groups section and integrate groups with profiles, etc.	2.Mar	groups within community (like resorts in skiSpace) needs to be re-specced; redefine nomenclature	req doc
Next Rank Page	We need to complete the work on the “how to get to the next rank” section of the site.	2.Mar	push Exigo; color code words so that people can easily see what is rank they should pay attention to; need to be able to click rank and send something to that person’s profile.	req doc

Growth Graph/ Real Time projection	We need to complete the Growth Graph and Real time month’s end projection graphs.	2.Mar	Exigo question; growth graph can’t be done; realtime commission; has been started - needs to be reviewed/ separated.	req doc
Video Syndication	Video emails	2.Mar	Would be solved by the Sol X prospect manager functionality.	req doc/ email
marketing page designed for recruiting; different types of pages; unique libraries, pitch		2.Mar	new templates provided by VS.	req doc/ email
SMS Contact notification		2.Mar	guest; needs to trigger email - need to have both guest & contact (Mkting site) displaying ; need another email to write; email to spnsor/enroller when guest has joined. “you have a new guest….guest info”	req doc
Better graphic design to all HTML and utility pages		2.Mar	List of pages generated.	improvement
Finish Fusion Academy/ Fix issues and build out interactive training modules	Phase 1 is to fix any of the lingering issues with Fusion academy and make the system a bit more user friendly as to what is in the training groups and what each level should be taking. Phase 2 is interactive training modules with scoring and the system keeping track of scores and which sections have been passed. Videos broken down into chapters (displaying one title for all - like SOlX flash player).	2.Mar	phase 1: fix ;Phase 2: build training modules; phase 3: track; need to add filter - redesign page; add search - filter; paragraph of content; most popular; Matt is finalizing Scope doc for this.	req doc

Blog build out w/ RSS & assignability	Finish the functionality of blogging including RSS feeds and ability to specify where blogs get posted as featured.	2.Mar	traffic driver; internal subscribe/follow for blog; RSS feeds for driving traffic; get alerts; feature tracking views/ following - like myspace…. See what Jade has in Fragmob	email
Better Calendar Sharing	Ability to share your events with friends, downline, etc.	2.Mar		req doc
Expanded recipe section		2.Mar	Mainly an H2 feature with small changes to main site.	improvement
add social networking pods	development of social networking pods and libraries for marketing sites	2.Mar	Visalus to make the pods	email
customizable testimonials	ability to create customizable testimonials ~~(including audio)~~	2.Mar	Must be able to share personal videos . Same as 39	email
Calendar personalization/ sharing	combine corporate events/ personal tasks into one calendar and share with downline	2.Mar		req doc
Audio Testimonials and videos – uploadable	Create audio testimonials and videos and upload them to site.	2.Mar	needs to be specced; low priority	req doc
WC3 Compliance to current standards, including the use of CSS with global stylesheets and support for major browsers	The pages need to be created as CSS with style sheets so changes can be made with much less work on Dev. Also, we need to bring the site into a closer adherence to W3C web standards.	2.Mar	mindset	req doc
videos (FA)	Show thumbnail of top related videoin that category	2.Mar		req doc
apply FA Media functionality to all uploaded media	Apply tracking views, ratings, other items posted by user…etc to all user-generated content (videos, blogs, pictures)	2.Mar		improvement

Trainings & Ad support (hype the Sh** out of it) for new join system	Build a system that totally guides the user through the join and training process so they can start selling right away.	3.Apr	how to use system	email
H2 f gVi-Net better info integration: push health profile to main profile, share plans, goals, develop API between two systems	we just need to add the ability to show aggregate weight loss and other data on the site as well as individual statistics on people’s profiles. Spec to follow.	4.May	driving community behavior	req doc
Shopping Cart	Redesigned external shopping cart system that bolts onto the exigo API. Sol X has multiple customers that want this system as well.	4.May	needs more discussion w/ solution X; out of scope	newrequest
find a rep	create system for signups to locate a rep by zipcode (if they do not have an enrolling rep)	4.May		orig specifications
Advanced traffic stats for marketing site available to reps (ala SolX)	See Sol X prospecting system. Need to be able to track stats per source - how did they get into the system	5.July	see other solution X solution; solx meeting	req doc
Internal Messaging IM, Group Chat, etc	ability to communicate within the site with others.	5.July	need to move away from email; messaging with filter - by rank; may exist - needs to spec and build fully; need admin now for corp can send everyone in database; Apr: instant messaging - like Facebook chat: Mar	req doc/ email
Network marketing Support tools – (join, buy) buttons, widgets, traffic drivers, etc.	these are buttons, ads, other media for helping network marketers get people to click to our site.	5.July	affiliate tools; tools that will live on reps’ personal sites; buttons pass ID to capture where visitor came from	email

Task Prioritization (see SolX)	Ability to rank tasks by priority.	5.July	solx meeting	improvement
Solution X Prospect Manager	Either fully incorporate the functionality of the new Sol X prospect manager into the current system or find a way of using theirs.	5.July	needs more discussion; Matt: the prospecting tool is the same - different UI; video	improvement
Syncing w/ Google/ Outlook/ iCalendar	We need a way to easily move information back and forth between other calendar programs and ours.	5.July		new request
Incentive program for health recruiting	We have to create incentives for health members and guests to invite people to the system as well. Health members should get some incentive for inviting someone such as free months or discounts on becoming a pro.	5.July	carolyn/ audrey/ Nick: Visalus discussion	new request
Add Foreign Address support	Add the ability to accept foreign addresses when Visalus is ready to expand overseas.	5.July		req doc
Widgets and traffic drivers	Need some additional widgets and traffic drivers. Need to include better references to Facebook app. Surveys, polls and questionnaires	5.July	need more widgets/ need new ideas from Blake; how to for Facebook app on promotion library	req doc/email
Foreign Language Ability	The site needs to be able to support multiple languages and currencies. Sol X is already implementing this throughout their site so we can see if their process is duplicatable for Vi-Net	5.July	site needs to be scalable to support multiple languages	req doc

Nav Redesign	We will need to look at redesigning the nav in order to differentiate the nav from the other areas of the site and make the site more user friendly.	5.July		improvement
Add incorporation – improve conditional Ad serving and reminders	Set up a system for ad serving throughout ViNet that includes both internal product ads and external advertisers that mesh with the ViNet brand. Google adwords and PPC for additional revenue	5.July	needs more discussion to define scope	req doc
redesign my account	redesign my account into a tabbed format instead of several pages (hide link in login area until this is done - link should go to account info, not dashboard)	6.Post July		improvement
integrated SEO strategy	ability for search engine optimization, etc for profile and marketing sites	6.Post July		email
(H2) Food Input	H2 needs to add the ability to add recipes and exchange them between users.	6.Post July	ability to share recipes to groups; share info on ViNEt; expanding HM experience	req doc
Health Desktop/ iPhone Widgets	Need a system (Mainly H2 based) that gives the user an easy way to input meal info through phone or desktop.	6.Post July	H2 health widgets/ Visalus widget for rep info depends on H2	new request
Fusion academy download center	itunes style pay per download	6.Post July		email
link to video stream	ability to link to video streaming	6.Post July		email
Vi-Net mobile / desktop apps	Need a way to push data to Reps on the go. Desktop features snapshot info; mobile apps: enrolling, showing media, what’s going on feed, business dash board, downline	6.Post July		req doc

Ability to do Lead Gen	Solution X has looked into this. Vi needs to decide if it is what they want to implement.	6.Post July	visalus biz dev	new request
Auto Conference call posting to system	Weekly calls need to easily be updated to the website.	6.Post July	cms; visalus - create process	req spec
Gift Cards	Visalus is putting gift cards out for this Christmas season. We need to make sure the system easily shows the user how to redeem the cards.	9.Done	shopping cart; improve experience - Philip	new request
Vi-Net rules and Abuse explanation w/ all messages and public content	Still missing a uniform approach to the rules of Vi-Net. Mail pages, comments, etc.	Bug	need to identify where it isn’t uniform… remember the seven Vi-Net buttons/ identify	orig reqs doc
Remove abuse buttons from Founders/ staff/ corporate blogs...	It would be nice if the blogs from the founders (and upper staff) not be able to be marked as abusive.	Bug	Abuse buttons are going to be removed from all admin level accounts	improvement
What is the Abuse process? Who gets notified? Is it built out?	We need to build the business rules and the technical rules for what happens when abuse occurs. What is abuse? Etc.	Bug	business rules; one click - Red gets notified: review - then delete or ignore; two clicks: hide message - Red gets notified - review, either delete or repost.	req doc
Notification of stats & alerts		Bug	system notifying users of activity on their site, etc	reqs doc
my friends/team	change pulldowns to tabbed view; automatically add enroller/sponsor as first team member	Bug		req doc

What’s going on	Needs something if there is nothing on the page (for a first time user)	Bug		improvement
graphical tree	needs to do everything sponsor tree does	Bug		req doc
Re-examine all marketing pods	Make sure that each pod drives the user to purchase, sign up, or take a tour.	Bug	Visalus	improvement
Alt tags, etc.	Need compatibility.	Bug	identify and document; VS	req doc
Forum Functionality	The forums are not quite ready for primetime. There are issues that need to be resolved.	Bug		req doc
VI-Net Overlord	need CMS admin system to be built out for easy administration; all account management.	Ongoing	add tool for generating report of muber/type of Vi-Net users	req doc
Better Recruiting and Conversion	This is an overall placeholder rather than specifics but the key focus is on recruiting and conversion. Priority must be given to any idea that helps with recruiting and conversion.	Ongoing	set of filters to see what sells…	improvement
Examine better Revenue Opportunities w/ Vi-Net	Look at all sales mechanisms in order to increase revenue. Start with the big dollar ideas.	Ongoing	philosophy/ discussion to define scope	new request
Improved Release process	We need to re-evaluate our process for bug fixes and releases. We may want to look into software that assists in making sure releases have the proper files and codes checked in.	Ongoing	mindset
Sitewide Documentation	The site is lacking in documentation on build standards for future developers and team members.	Ongoing	book meeting 90 min 1st week in dec

Revamp Join System from ESS t oVi_net	Visalus needs to revise the ESS signup system and determine how the new Vi-Net signup and compensation system is going to work.	Ongoing	philip thing; visalus conversation	New request
(Zorica, Trina, Exigo); Improve purchase, tracking analytics; need to know if upselling efforts are working – turning $10 sale into $15 sale, etc		Ongoing	VS - identify, improve	improvement
Improve purchase & tracking analytics		Ongoing	VS - identify, improve	improvement
registering/ pointing domains to marketing sites	create a lookup table in Vi-Net that allows people’s registered domains to resolve correctly	X.dropped	Reps are complaining that Vi-Net won’t allow masked domains	improvement
Click to Call (SolX)	Solution X has this functionality built.	X.dropped	find out how it needs to be implemented	req doc
integrate marketing stats	adding ability to view stats from marketing center and dashboard	X.dropped		email
Add function for user to set SMS reminders for calls		X.dropped		email
H2 health profile	address users having to upload profile photo a second time.	X.dropped		improvement
BMW tracker	Visual dynamic page to track points for Bimmer club.	X.dropped	tracking structure	req doc
promote my site optional building/ exposure tools	vendor coops/ rev share	X.dropped		email
options for: Voice Broadcasting Vendor, Personal teleconference line, Pre Rec Voice Mail boc		X.dropped		email
Ability to subscribe to ViSalus podcast		X.dropped		email
SMS mobie and micro blog for suscribe		X.dropped		email
Integrate w/ SEO submission engines		X.dropped		email

Exigo populated pages need to display information in a better format without popups	The current Exigo data is formatted incorrectly for the site. Dev needs to take the data and reformat the output	X.dropped		improvement
Live Streaming Video	Ability for us to do live ‘podcasts’	X.dropped	visalus; find vendor	improvement
SMS reminder of calls	How are we doing it now?? We have something.	X.dropped	currently: login to list mail and send; need way to automate; visalus	email
Commission Report Card		x.dropped		req doc
Videos (FA)	Show thumbnails of videos posted by same person	x.dropped		req doc
tagging pictures, videos,blogs	Add a set level of tags (20) for videos, pictures and blogs that would be selected from a drop down.	x.dropped		req doc
What’s going on	lock size; add “more” feature that would display information from last two weeks	z.done		improvement
Photo & Video tagging	Tag photos and videos.	z.done	add functionality to video/photo - database field.	req doc

EXHIBIT B

Additional Development Rates

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B

Additional Development Rates

Development Type	Hourly Rate
Executive Consultant	*	**
Lead Developer	*	**
Lead Programmer	*	**
Lead Designer	*	**
Launch Manager	*	**
Motion Graphics	*	**
Videographer / Editor	*	**
Account Manager	*	**
Marketing	*	**
Designer	*	**
Lead Copywriter	*	**
Content Manager	*	**
Copywriter	*	**
Programmer	*	**
Sound Designer	*	**
QA Testers	*	**

EXHIBIT C

Service Level Agreement (SLA)

EXHIBIT C

SERVICE LEVEL AGREEMENT (SLA)

1.	Introduction

This Service Level Agreement (“SLA”), as part of the Software and Hosting Services Agreement (“Agreement”), outlines the services that Solution X (“Vendor”) will provide to ViSalus Sciences (“Client”) and covers the components of the Client Platform (“Vi-Net”) that are under the management and control of Solution X. This includes Vendor’s or its designee’s host servers, and platform applications (“Applications”) and the connection thereof to the Internet. Client and its Employees, Contractors, Distributors and Customers’ telecommunication links and internal operations applications, other third party applications, hardware and software are not covered under this SLA. Vendor is not responsible for problems with cell service, Internet service, satellite systems, or any other components over which it has no control.

2.	Server Hosting

Vendor warrants that it will continue to utilize dedicated server hosting at RackSpace or a similarly SOX 70 compliant hosting facility (“Hosting Company”), mutually agreed upon by both Parties. Vendor shall ensure that the Hosting Company adheres to their Dedicated Server Service Level Agreement, hereby noted as Addendum One to this Service Level Agreement.

a.	Vendor utilizes RackSpace

b.	Vendor ensures that there are no bandwidth limitations based on the agreements set forth in the Hosting Company’s Dedicated Server Service Level Agreement noted as Addendum One.

3.	Network Availability Goal

Vendor shall ensure the Applications are available 99.7% over 365 days/year, 7 days/week, and 24 hours/day. The services covered by this SLA are designed for high-speed responses to Actions and no significant delays should be encountered. If an Action response time delay of more than 180 seconds is experienced consistently for more than a 30-minute period it should be reported immediately to Vendor.

Vendor’s goal is to have 99.7% Network Availability each month, which shall be interpreted as having no more than two (2) hours of network down-time within each calendar month, excluding downtime due to faults caused by Client or Client’s system, or other causes outside of the reasonable control of Vendor, including without limitation malfunction or cessation of Internet services by any third party network or ISP that are beyond the Vendor’s control. Service interruptions due to non-payment of fees to any third-party network or ISP retained by Vendor, including the Hosting Company, are considered within reasonable control of Vendor, and therefore do not fall into this category and will be counted against the monthly Network Availability Goal.

Network Availability refers to the general availability of all major portions of the Distributor website system and all individual Distributor websites to Internet users. A full outage refers to the entire system going offline for a period of time; a partial outage refers to a major component of the system becoming unavailable or unusable for a period of time. Only unscheduled full or partial outages lasting longer than fifteen (15) minutes, that are reported by Client within two (2) business days of the service outage shall count against the monthly Network Availability Goal.

4.	Eligibility

Should the Application (excluding email) experience an unscheduled full or partial outage for more than four (4) hours in a twenty-four (24) hour period, and the outage is the fault of the Vendor or under the Vendor’s control, then the Vendor will be subject to a penalty of $500 per day for the length of the outage.

Should Vendor fail to meet the monthly Network Availability Goal (as determined and verified by both Client and Vendor’s monitoring systems and specifications, and the outage is the fault of the Vendor) three (3) times in a one (1) year period, and should Client, within two (2) business days of each failure, provide Vendor with a written notice of such failure, Client shall have the right to terminate under Section 15.B of the Agreement. Such termination shall be Client’s sole remedy and Vendor’s sole liability for such failure.

5.	Interruption of Service

In the event that the online services provided to the Client under this Agreement are interrupted for a period of seventy-two (72) consecutive hours, Client shall be entitled to receive a copy of the Program source code from the escrow agent. In the event that Vendor cures the interruption in service, the code shall be re-secured by Vendor.

In the event that Vendor does not cure the interruption within seven (7) days, Client shall have the right to terminate under Section 15.B of the Agreement. Such termination shall be Client’s sole remedy and Vendor’s sole liability for such failure.

6.	Support

During the course of normal operations, service-affecting incidents (SAI) may occur. Vendor shall take immediate action to resolve any and all SAIs. Vendor shall promptly notify Client’s network operations personnel by telephone at 1-818-903-9902 and/or email notification to Barry Watkins at

bwatkins@visalus.com of any impairment, which might impact the Availability of each Application or component of Client Platform, any and all features, or functionality of the Application to facilitate joint investigation and resolution. Vendor shall provide sufficient details of the SAI (i.e., probable service affected, extent of impairment, etc.) to ensure effective for joint investigation and resolution.

a.	Vendor shall provide a status update on each SAI every 120 minutes until the incident is resolved.

b.	Within 120 minutes of discovering or being notified of a SAI, Vendor will determine whether the source of the incident is limited to the Application. If Vendor determines that the Application is not the source of the SAI, Vendor will make reasonable efforts to determine the source of the SAI in cooperation with its suppliers and customers.

c.	If the source of the problem is within the control of Vendor, Vendor will remedy the SAI or provide an estimate of repair within 120 minutes. If the source of and remedy to the SAI reside outside of the Application, Vendor will invoke any underpinning contracts held with its partners and use commercially reasonable efforts to resolve (with its partners) any SAIs.

d.	Client’s Notification Protocol

Vendor shall provide and maintain a phone number for Client to address SAIs 24 hours a day, 7 days a week and 365 days a year, which phone number shall be provided in the table below. Vendor and Client shall notify each other of any changes to such point of contact at least seven (7) days prior to such change becoming effective.

Department	Contact Information for Vendor and Client	Hours of Operation
Vendor Billing Department	801-224-4444 Contact: Steve Yates steve@solutionx.com	M-F 8am-5pm MST
Vendor Technical Support	Business Hours: 801-224-4444 After Hours: 208-724-5703 Jared Riley; jared@solutionx.com	M-F 8am-5pm MST
Client Technology Department	(323) 297-9401	Monday – Friday, 10am– 7pm PST

(818) 903-9902 Contact: Barry Watkins bwatkins@visalus.com
Client Account and Billing Dept	(248) 526-3770 Contact: John Tolmie jtolmie@visalus.com	Monday – Friday, 9am – 6pm EST

e.	Management Escalation Protocol

i)	If the time requirements set forth above for SAI resolution are not met, the Client will provide advisories to Client’s management as outlined below under “Client Escalation Protocol”. Vendor will also provide advisories to Vendor’s management as outlined below under “Vendor Escalation Protocol”. This will allow maximum situational awareness of key issues and allow coordinated communications and resolution efforts.

ii)	Client Escalation Protocol

1st Incident or resolution not achieved within 120 min.: Department Head: Barry Watkins, ph: (818) 903.9902

2nd Incident: Product Manager: Elizabyth Burtis-Lopez, ph: (909) 260.3787

3rd incident or resolution not achieved within 4 hours: CMO: Blake Mallen, ph: (619-206-5255)

iii)	Vendor Escalation Protocol

1st Incident: Account Manager: Jared Riley 208-724-5703

2nd Incident or resolution not achieved within 2 hours: Department Head: Rodger Smith 310-882-8722

iv)	The parties shall notify each other of any changes to their respective notification protocols at least seven (7) days prior to such change becoming effective.

7.	First Level Support

a.	Client shall operate a Tier-1 Customer Help Desk for customer contact regarding the Client Platform for its Distributors and Customers. The

Client Tier-1 Help Desk will be the single point of contact for all Client customers, and shall ensure that all incidents are electronically logged as a case.

8.	Second Level Support

a.	Vendor shall provide Second Level Support 7 days/week, and 24 hours/day to assist in advanced investigation, diagnosis and resolution of SAIs.

b.	Once an SAI is reported to Client and upon the request of Vendor, Client shall assist in efforts to investigate and diagnose the SAI.

c.	Vendor shall be responsible for the closure of the incident with Client.

9.	Planned Outages / Scheduled Maintenance

Vendor shall monitor the Application 24 hours a day, 7 days a week, 365 days a year. It is expected that occasional planned outages will be required to maintain and enhance the Application. Vendor shall schedule maintenance, which requires an outage of longer than 15 minutes, at least 72 hours in advance and shall perform such maintenance between the hours of 11:00 PM EST on any Saturday until 2:00 AM EST on the subsequent Sunday. Vendor shall notify Client of a planned outage, 72 hours prior to the outage, by notifying Client at a phone number, which shall be provided by Client no later than fifteen (15) days after the execution of this Agreement. If the time required by Vendor to maintain its Applications is planned to exceed a three (3) hour maintenance window, Vendor shall notify Client (7) seven days in advance.

a.	All efforts are made to perform maintenance under a redundant infrastructure, therefore under normal circumstances little to no downtime should be experienced during these events.

b.	Client shall promptly notify Vendor of any incidents, defect or downtime in connection with the scheduled maintenance as described above.

c.	In addition to prior notification of scheduled outages and maintenance, Vendor shall also notify Client when all maintenance and repairs have been made, whether scheduled or unscheduled, within fifteen (15) minutes of completion.

d.	Additional planned outages may be scheduled with the written consent of the Client and Vendor.

10.	Security

a.	Vendor will provide substantial security measures in place designed to protect customer data from unauthorized discloser or alteration, in accordance with any limitations set forth in the Agreement.

b.	Commercially feasible best practices are employed to ensure that customer data is secure from disclosure or damaging attack in accordance with any limitations set forth in this Agreement. These commercially feasible best practices include:

i)	Physical Security

Physical security includes electronic accesses to the premises, close circuit security camera system, 24/7 security response and a third level of physical security within the datacenters.

ii)	Logical Security

The Application and the data it supports are protected by a redundant set of firewalls, which cover all access points from the connected public networks. Internet security policies are in place to enforce maintenance plans and regular security reviews.

iii)	Procedural Security

Vendor’s security policy promotes a secure procedural environment. This environment includes the inability to use removable write data external to the main facility and printing from the datacenters is prohibited.

11.	Backup/Continuity Procedures

a.	Vendor will manage, upgrade, maintain, and support its network infrastructure and connectivity proactively, and its facility infrastructure elements: power, cooling, and security.

b.	Vendor will manage, upgrade, maintain, and support the operating systems and applications on its servers.

c.	Vendor will manage, upgrade, maintain, and support its data and hardware security and its data back-up and emergency response systems proactively. However, Vendor is not responsible for any direct or incidental damages arising from the loss of subscriber data.

d.	All Data will be backed up incrementally on a daily basis, with a full system backup made once a week.

e.	Vendor will monitor the network and facility infrastructure to prevent unscheduled server downtime and over subscription according to Vendor specifications.

f.	Vendor agrees to maintain an automatic monitoring system to test the Application every sixty (60) seconds and to make this system available to Client at all times. Vendor also agrees to provide online access to all logs or a weekly monitoring log to Client.

g.	File backups and system maintenance will be scheduled during the night. The Application will remain available for use during the backup periods.

12.	SLA Management Process

At Client’s request, the parties will meet once each quarter at Client’s location to review service level related issues, procedure changes, performance statistics, transaction logs, and other details as related to the provisioning of service.

EXHIBIT D

Summary of Fees and Payments

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit D

Summary of Fees and Payments

1. Development Fees (Project build and deployment):

The development fees for the Program as outlined in Exhibit A are covered by the monthly minimum fee schedule below.

2. Revenue Share:

The Parties agree that each month Vendor shall receive a hosting and maintenance fee equal to the greater of A and B below:

A.	Vendor’s Portion of the Revenue Split

Vendor shall be paid the following amounts per paid subscriber for Vendor’s share of revenues monthly subscription fees:

	1 to 10,000 members			Next 5,000			Beyond 15,000
Pro Annual	$	*	**	$	*	**	$	*	**
Pro Monthly	$	*	**	$	*	**	$	*	**
Health Monthly	$	*	**	$	*	**	$	*	**

OR

B.

1.	Monthly Minimum Fee assessed according to the following schedule:

•	October 2008 – March 2009:	*	**
•	April 2009 and beyond:	*	**

2.	Monthly Minimum Custom Development Fees:

(These	fees are for Exhibit A and are in addition to the Monthly Minimum fees above)

•	October 2008:	*	**
•	November 2008:	*	**
•	December 2008, Jan 2009:	*	**
•	February through July 2009:	*	**

The programming fees for July are conditional upon Vendor delivering the features listed in Exhibit A in accordance with agreed timelines. In addition, Client will pay an additional *** if all features listed in Exhibit A are delivered in a timely manner through the end of July, 2009 (conditioned upon timely deliverables from Client). Vendor will invoice Client each month for the above noted fees including a brief description of features completed.

Revenue share payments will be sent to Vendor at the address shown below or such other address as such parties shall inform Vendor in writing.

Solution X Global, LLC

Attn: Rodger Smith or Scott Shields

3520 North University Avenue, Suite 300

Provo, UT 84604

EXHIBIT E

Additional Terms

EXHIBIT E

ADDITIONAL TERMS

Regardless of anything else conflicting or to the contrary in this Agreement, the following terms apply and supersede any previous discussions, understandings, agreements, or terms between the parties:

LA OFFICE RENT & SUBLEASE TERMS:

For purposes of this sub-paragraph, “LA Office” refers only to suite 1400 (6300 Wilshire Blvd., Suite 1400, LA, CA) formerly occupied by PathConnect. The Parties make the following agreements regarding the LA Office which supersede and replace any previous discussions, assumptions, understandings, or agreements between the Parties, whether oral or written. Visalus will continue the current lease for the LA Office to which Visalus is the sole lessee. Solution X Global agrees to pay for half of the monthly lease payment through the end of 2009 in exchange for use of half of the LA Office space. Visalus will pay the lease payment in full, and will deduct Solution X Global’s share of the lease payment from the monthly minimum payment as outlined above in Exhibit D. The Parties agree that Visalus can take over Solution X Global’s half of the LA Office space at any time in 2009 by merely giving Solution X Global 24 hour written notice, upon receipt of which Solution X Global agrees to vacate within that timeframe. If Visalus has not taken over the LA Office before November 1, 2009, then Visalus will give written notice to Solution X Global no later than November 1, 2009 indicating whether Visalus will take over all of the LA Office on January 1, 2010, or in the alternative, whether Visalus will vacate their half of the LA Office by January 1, 2010. If Visalus takes over Solution X Global’s half of the LA Office on January 1, 2010, then Solution X Global will have no further obligation to pay any of the LA Office lease. However, if Visalus elects to vacate the LA Office by January 1, 2010, then Solution X Global will be granted the right to sublease the entire LA Office on or after January 1, 2010 for whatever terms Solution X Global is able to negotiate with sublessees. In addition, since the lease is in Visalus’ name only, Visalus agrees to fully cooperate in assisting Solution X Global to sublease the LA Office, including working with the Lessor to secure the necessary permissions and authorizations to allow the sublease, and sign any paperwork necessary, etc. However, if it turns out the the Lessor refuses to allow the sublease preventing Solution X Global or Visalus from subleasing the LA Office, then Visalus agrees to continue to pay for half of the LA Office.

H2 Wellness Contract: the Parties agree that Visalus will take back full responsibility for, and ownership of, the H2 Wellness contract beginning April 1, 2009. The adjusted monthly minimum fee outlined in Exhibit D has been reduced in exchange for this provision.

Videobloom: the Parties agree to split the $2,000 monthly hosting fee cost for the Videobloom contract until the renewal date November 7, 2009. At that time, Solution X Global will determine whether to renew or end the contract. If Solution X Global decides not to renew the contract, then the Parties agree that Visalus shall have the right to approve the new provider of online video services and video streaming. If Vendor chooses a new video provider, Vendor will bear the cost to migrate Client.